 Exhibit (d)(9) Second Amendment to Investment Sub-Advisory Agreement between WM
          Advisors, Inc. and Capital Guardian Trust Company dated March 1, 2006.

                               SECOND AMENDMENT TO
       INVESTMENT SUB-ADVISORY AGREEMENTS (THE "SUB-ADVISORY AGREEMENTS")
    DATED AS OF JUNE 23, 1999, BETWEEN WM ADVISORS AND CAPITAL GUARDIAN TRUST COMPANY ("SUB-ADVISER") WITH RESPECT TO THE INTERNATIONAL GROWTH FUND SERIES OF
                        WM TRUST II AND WM VARIABLE TRUST

Section 1 of Annex A to each Sub-Advisory Agreement is hereby amended to provide as follows:

1. STANDARD FEE

     The minimum annual fee payable under this Agreement shall be $1,250,000 combined with respect to the International Growth Fund series of WM Trust II and WM Variable Trust.

     The fees payable under this Agreement shall be determined by reference to the following schedule based upon the average daily net assets of the Fund and any other investment company advised by WM Advisors or any of its affiliates (as determined by the Trust's accounting agent pursuant to the Fund's pricing procedures) subject to reduction as described below:

On the first $25 million......    .80 of 1%
$25 million to $50 million....    .65 of 1%
$50 million to $250 million...   .525 of 1%
Over $250 million*............   .475 of 1%

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*    This breakpoint will be applied to the extent the aggregate
     non-U.S./global, regional, single country (excluding U.S.) equity, and fixed-income (emerging markets) assets of (i) the Fund, (ii) any other investment company advised by WM Advisors or any of its affiliates, (iii) any pension or employee benefit plan sponsored by WM Advisors or any of its affiliates or (iv) WM Advisors or its affiliates that are managed by Sub-Advisor or its affiliates exceed $250 million.

Except as otherwise amended by this Second Amendment and the Amendment Agreement dated as of January 1, 2000, the provisions of each Sub-Advisory Agreement are ratified and confirmed by the parties thereto.

WM Advisors, Inc.                       Capital Guardian Trust Company


By:                                     By:
    ---------------------------------       ------------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------

Dated: As of March 1, 2006